EXHIBIT 15

                              AMENDED AND RESTATED
                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                OPTIONAL AND OTHER SPECIAL RIGHTS OF 11% SERIES B
                    CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

    Paxson Communications Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, said Board of Directors, on November 7, 2005, duly approved and adopted the following resolution (the "Resolution"):

    RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, and having received the written consent of the holder of all of the outstanding shares thereof, the Board of Directors does hereby amend and restate the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series B Convertible Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, which was originally filed with the Secretary of State of the State of Delaware on September 15, 1999 and under which the Corporation issued, on September 15, 1999 (the "Original Issue Date"), 41,500 shares of 8% Series B Convertible Exchangeable Preferred Stock with a liquidation preference of $10,000 per share (the "Original Series B Preferred Stock"), in respect of which an aggregate of 18,857 additional shares of Original Series B Preferred Stock have been issued as payment in full of all obligations for dividends accrued through September 30, 2005, to read in its entirety as set forth herein, and does hereby redesignate the 60,357 shares of Original Series B Preferred Stock as 60,357 shares of 11% Series B Convertible Exchangeable Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

    (a) Designation. The Original Series B Preferred Stock previously created out of the authorized and unissued shares of Preferred Stock of the Corporation is hereby redesignated as "11% Series B Convertible Exchangeable Preferred Stock." The number of shares constituting such class as of the Issue Date shall be 60,607 and are referred to as


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the "Series B Preferred Stock." The "Liquidation Preference" of the Series B
Preferred Stock shall be $10,000 per share.

    (b) Rank. The Series B Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Securities"); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividends and distributions upon liquidation, winding up or dissolution (collectively referred to as "Parity Securities"), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Existing Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as "Senior Securities"), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

    (c) Dividends.

    (i) Beginning on the Issue Date, the Holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series B Preferred Stock at the higher of (determined on a cumulative basis from the Issue Date to the date of such determination) (x) a rate per annum equal to 11% of the Issue Price and (y) the aggregate cash dividends per share paid on the Class A Common Stock from the Issue Date to the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series B Preferred Stock is convertible. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound. Dividends shall be payable to the Holders of record as they appear on the stock books of the Corporation on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accumulate in respect of shares of the Series B Preferred Stock on the date of the redemption of such shares unless the Corporation shall have failed to pay the relevant redemption price on the date fixed for redemption.

    (ii) All dividends paid with respect to shares of the Series B Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.



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

    (iii) Dividends payable on the Series B Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

    (d) Liquidation.

    (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the Liquidation Preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, and (B) the amount per share payable upon liquidation, dissolution or winding up to the holders of shares of the Corporation's Class A Common Stock (without deduction for the liquidation preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of such shares into which the shares of Series B Preferred Stock are then convertible. Except as provided in the preceding sentence, Holders of Series B Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series B Preferred Stock and all Parity Securities, then, (x) should the holders of the Series B Preferred Stock be entitled to receive the liquidation amount described in clause (A) above, the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the Liquidation Preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends; and
(y) should the holders of the Series B Preferred Stock be entitled to receive the liquidation amount described in clause (B) above, the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation payments to which each is entitled.

    (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.



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

    (e) Redemption.

    (i) Mandatory Redemption. The Corporation shall redeem, in the manner provided for in paragraph (e)(iii) hereof, all of the outstanding shares of Series B Preferred Stock for cash on December 31, 2013 (the "Maturity Date"), at a price per share equal to the Redemption Price. In the event the Corporation fails to redeem the Series B Preferred Stock for cash on the Maturity Date, the Holder shall be entitled to all remedies available at law or equity, including the right to bring an action to compel enforcement of this paragraph (e)(i) or an action for damages arising out of the failure by the Corporation to redeem the Series B Preferred Stock for cash on the Maturity Date.

    (ii) Optional Redemption. At any time after the Restricted Period, the Corporation may, at its option, redeem, in whole, in the manner provided for in paragraph (e)(iii) hereof, all of the outstanding shares of Series B Preferred Stock, at a price per share equal to the Redemption Price.

    (iii) Procedures for Redemption. (A) At least 90 days prior to the date fixed for any redemption of the Series B Preferred Stock pursuant to paragraph
(e)(i) or (e)(ii) (the "Redemption Date"), written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the date such notice is given at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock, except in the case of an Optional Redemption, as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

         (1) the Redemption Price;

         (2) Redemption Date;

         (3) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series B Preferred Stock; and

         (4) that dividends on the shares of the Series B Preferred Stock shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

    (B) Each Holder of Series B Preferred Stock shall surrender the certificate or certificates representing all shares of Series B Preferred Stock held by it to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.



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

    (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series B Preferred Stock shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (e)(iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

    (iv) Redemption at the Option of the Holders. The Series B Preferred Stock is subject to certain redemption rights of certain Holders in accordance with the terms and conditions set forth in Article IX of the Investment Agreement.

    (f) Voting Rights. Holders of Series B Preferred Stock shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

    (i) (A) So long as any shares of the Series B Preferred Stock are outstanding, the Corporation may not issue any additional shares of Series B Preferred Stock or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of the Holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; provided, however, that the Corporation may, without the approval of the Holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class:
(I) issue a new class of Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Senior Securities) at any time after the Common Stock Trading Price first exceeds 120% of the Conversion Price (as then in effect) for 20 consecutive trading days;
(II) issue additional shares of Existing Preferred Stock, Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation), which Senior Securities are pari passu with the Existing Preferred Stock, and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of one percentage point greater than the dividend rate borne by any series of the Existing Preferred Stock (as existing on the Issue Date) and which do not prohibit the payment of dividends other than in cash on the Series B Preferred Stock or prohibit or otherwise interfere with the ability of the Corporation to redeem the Series B Preferred Stock pursuant to paragraph
(e)(i) above, in an amount sufficient to Refinance any series of the Existing Preferred Stock, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of the Existing Preferred Stock; and (III) issue additional shares of Series B Preferred Stock or a new class of preferred stock


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

in accordance with the terms and conditions set forth in Section 3.6 of the Stockholder Agreement.

    (B) So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not amend this Resolution so as to affect materially and adversely the rights, preferences or privileges of Holders of shares of Series B Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Series B Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

    (C) So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not amend or modify the Indenture for the New Exchange Debentures (the "New Exchange Indenture") in the form to be executed by the parties thereto (except as expressly provided therein in respect of amendments without the consent of Holders of New Exchange Debentures) as permitted by
Section 8.02 of the New Exchange Indenture to be amended or modified by (I) a majority vote (x) without the affirmative vote or consent of Holders of at least a majority of the shares of Series B Preferred Stock then outstanding or, (y) if any New Exchange Debentures are then outstanding, without the affirmative vote or consent of, in the aggregate, Holders of at least a majority in Liquidation Preference of the Series B Preferred Stock and holders of at least a majority in principal amount of the New Exchange Debentures, or (II) unanimous consent, without the consent of each Holder of Series B Preferred Stock and each holder of New Exchange Debentures, in the case of each of clauses (I)(x) and (y) and
(II), voting or consenting, as the case may be, as one class, and given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting (in the case of Holders of Series B Preferred Stock and, in accordance with the terms of the New Exchange Indenture, in the case of holders of New Exchange Debentures).

    (D) Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Series B Preferred Stock and shall not be deemed to affect adversely the rights, preferences or privileges of Holders of Series B Preferred Stock.

    (ii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Series B Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation's assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation


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

is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series B Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom, on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred, or Parity Securities or Senior Securities issued or anticipated to be issued, in connection with such transaction, (1) the Leverage Ratio of the Corporation (in the case of clause
(I) of the foregoing clause (A)) or such Person (in the case of clause (II) of the foregoing clause (A)) would not be higher than the Leverage Ratio of the Corporation immediately preceding the date of such transaction, and (2) either
(x) the stockholder's equity attributable to the Series B Preferred Stock, determined in accordance with GAAP, of the Corporation (in the case of clause
(I) of the foregoing clause (A)) or such Person (in the case of clause (II) of the foregoing clause (A)), is positive based on the balance sheet included in the Corporation's or such Person's, as the case may be, most recent quarterly or annual financial statements, or (y) the Board of Directors determines in good faith that the fair market value of the assets the Corporation (in the case of clause (I) of the foregoing clause (A)) or such Person (in the case of clause
(II) of the foregoing clause (A)) available to the holders of the Series B Preferred Stock assuming a liquidation of the Corporation or such Person, as the case may be, would not be less than the fair market value of the assets of the Corporation available to the holders of the Series B Preferred Stock assuming liquidation of the Corporation immediately preceding such transaction; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (E) the Corporation has delivered to the transfer agent for the Series B Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

    (iii) (A) If (I) the Corporation fails to discharge any redemption or conversion obligation with respect to the Series B Preferred Stock; (II) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Series B Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control


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

Offer; (III) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i), (l)(ii), (l)(iii) or (l)(iv) hereof and the breach or violation continues for a period of 60 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Series B Preferred Stock then outstanding; or (IV) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (I) through (IV) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of the then outstanding shares of Series B Preferred Stock, voting separately and as one class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (I),
(II), (III) and (IV) is a "Voting Rights Triggering Event." Subject to subparagraph (f)(iii)(E) below, Holders of a majority of the issued and outstanding shares of Series B Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Series B Preferred Stock expire (other than as described in (f)(iii)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Series B Preferred Stock for any Voting Rights Triggering Event, other than a Voting Rights Triggering Event arising out of a violation of subparagraph
(e)(i).

    (B) The right of the Holders of Series B Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured (including, but not limited to, in the case of clause (IV) of subparagraph (f)(iii)(A) above through the issuance of Refinancing Indebtedness or the waiver of any breach or default by the holder of such Indebtedness) or waived by the holders of at least a majority of the shares of Series B Preferred Stock then outstanding and entitled to vote thereon, at which time (I) the special right of the Holders of Series B Preferred Stock so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders of the Series B Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Series B Preferred Stock), if applicable, shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Series B Preferred Stock pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Series B Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of


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

at least 25% of the shares of Series B Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Series B Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least 25% of the outstanding shares of Series B Preferred Stock may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series B Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

    (C) At any meeting held for the purpose of electing directors at which the Holders of Series B Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Series B Preferred Stock shall be required to constitute a quorum of such Series B Preferred Stock.

    (D) Any vacancy occurring in the office of a director elected by the Holders of Series B Preferred Stock may be filled by the remaining directors elected by the Holders of Series B Preferred Stock unless and until such vacancy shall be filled by the Holders of Series B Preferred Stock.

    (E) The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights; provided, however, that under no circumstances shall the Initial Holder have a right to vote in the election of any director pursuant to the provisions of this paragraph (f)(iii). The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

    (iv) In any case in which the Holders of Series B Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Series B Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series B Preferred Stock held.

    (g) Conversion.

    (i) Shares of the Series B Preferred Stock are convertible at the option of the Holder thereof, at any time and from time to time after the Call Closing (as defined in the Call Agreement), into (A) (I) a number of shares of Class A Common Stock or (II) in the case of the Initial Holder only, if the Initial Holder determines in its sole discretion that it is prevented under applicable laws and regulations of the FCC from holding shares of Class A Common Stock issuable upon conversion of its shares of Series B Preferred Stock, a number of shares of non-voting Common Stock of the Corporation (which upon disposition by the Initial Holder to any Person other than an Affiliate of the Initial Holder shall automatically be converted into shares of Class A Common Stock), equal to the Issue Price of the shares of Series B Preferred Stock surrendered for conversion plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon, divided by the
(B) Conversion Price then in effect, except that (x) if shares of Series B Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the Redemption Date and (y) neither the Initial Holder nor its Affiliates shall be permitted to convert fewer than 2,000 shares of Series B Preferred Stock. In the event no Call Closing (as defined in the Call Agreement) occurs prior to Investor Call Right Termination, from the date of the Investor Call Right Termination until the earlier of the Class B Closing (as defined in the Company Stock Purchase Agreement) or the second anniversary of the Investor Call Right Termination, the shares of the Series B Preferred Stock are convertible at the option of the Holder thereof as described above, provided that such conversion would not reasonably be expected to materially delay or hinder receipt of FCC approval of the transfer of the Call Shares (as defined in the Company Stock Purchase Agreement) from the Paxson Stockholders (as defined in the Company Stock Purchase Agreement) to the Corporation or result in any Person becoming the beneficial owner of more than 50% of the total voting power of the Common Stock. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will, at its option, either round up the number of shares to be issued to the nearest whole share or pay a cash adjustment based upon the current market price of the Class A Common Stock at the close of business on the first Business Day preceding the date of conversion. The Series B Preferred Stock shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series B Preferred Stock to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by the Holder. The transfer agent will deliver to the Holder a new certificate representing the shares of Series B Preferred Stock in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation's obligation to issue Conversion Shares to the Initial Holder or its Affiliates upon conversion of shares of Series B Preferred Stock, the Corporation may require that such persons deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the effect that the issuance of Conversion Shares to such persons or their designees upon conversion will not violate or conflict with the Communications Act.

    (ii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of its Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common

Stock, any shares of its Capital Stock (each such transaction being called a "Stock Transaction"), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series B Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series B Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Series B Preferred Stock converted between such record date and the date of the happening of any such event.

    (B) If the Corporation shall, at any time or from time to time while any shares of Series B Preferred Stock are outstanding, issue, sell or distribute any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance, sale or distribution less than the Common Stock Trading Price of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance, sale or distribution, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Trading Price per share of Common Stock on the first trading day after the date of the public announcement of the actual terms (including the price terms) of such issuance, sale or distribution multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance, sale or distribution plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in respect of the purchase of the shares of Class A Common Stock underlying such right or warrant, and the denominator of which shall be the Common Stock Trading Price per share of Class A Common Stock on the trading day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance, sale or distribution multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance, sale or distribution plus (II) underlying such rights or warrants at the time of such issuance. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance, sale or distribution of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants.

    (C) In the event the Corporation shall at any time or from time to time while any shares of Series B Preferred Stock are outstanding declare, order, pay or make a dividend or other distribution generally to holders of Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries or evidences of indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series B Preferred Stock which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series B Preferred Stock had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series B Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Trading Price per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Trading Price per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series B Preferred Stock). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

    (iii) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Corporation may, to the extent permitted by law, make such reductions in the Conversion Price in addition to those described in paragraph (ii) above as it, in its sole discretion, shall determine to be advisable in order that certain stock related distributions hereafter made by the Corporation to its stockholders shall not be taxable to such stockholders.

    (iv) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series B Preferred Stock shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series B Preferred Stock shall be exchanged for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series B Preferred Stock, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction. In case securities or property other than common stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (iv) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

    Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series B Preferred Stock will be entitled to receive the benefits afforded by this paragraph (iv).

    For purposes of this paragraph (iv), "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series B Preferred Stock or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

    (v) The conversion price shall initially equal $2.00 per share, and shall increase from and after the Issue Date at a rate equal to the dividend rate on the Series B Preferred Stock as set forth in paragraph (c)(i) (the "Conversion Price"). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

    (vi) The Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock (or in the case of the Initial Holder's election to convert into non-voting Common Stock, upon conversion of such non-voting Common Stock) to be approved for listing on the American Stock Exchange (or such other principal securities exchange on which the Class A Common Stock may at the time be listed for trading), subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Resolution to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as the conditions for listing of the Class A Common Stock issuable upon conversion of the Series B Preferred Stock on the American Stock Exchange (or such other principal securities exchange on which the Class A Common Stock may be listed for trading), if applicable, which are set forth, as of the Issue Date, in Section 713 of the American Stock Exchange Company Guide (or substantially similar provisions of such other exchange, in each case as such exchange rules may be hereafter in effect from time to time) have been satisfied, whether through stockholder approval of the issuance of the Series B Preferred Stock or otherwise.

    (vii) Notwithstanding anything to the contrary contained in this paragraph
(g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series B Preferred Stock or other securities pursuant to
Section 3.6 of the Stockholder Agreement.

    (h) Change of Control.

    (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Series B Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Series B Preferred Stock at a purchase price of 101% of the Liquidation Preference thereof plus, as applicable and without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price").

    (ii) Within 30 days following the Change of Control Date, the Corporation shall (x) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (y) send by first class mail, postage prepaid, a notice to each Holder of Series B Preferred Stock at such Holder's address as it appears in the register maintained by the Transfer Agent, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Series B Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

         (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Series B Preferred Stock validly tendered and not withdrawn will be accepted for payment;

         (B) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 Business Days nor later than 60 Business Days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

         (C) that any shares of Series B Preferred Stock not tendered will continue to accumulate dividends;

         (D) that, unless the Corporation defaults in making payment of the Change of Control Purchase Price, any share of Series B Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

         (E) that Holders accepting the offer to have any shares of Series B Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day preceding to the Change of Control Payment Date;

         (F) that Holders will be entitled to withdraw their acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series B Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Series B Preferred Stock purchased;

         (G) that Holders whose shares of Series B Preferred Stock are purchased only in part will be issued a new certificate representing the number of shares of Series B Preferred Stock equal to the unpurchased portion of the certificate surrendered; and

         (H) the circumstances and relevant facts regarding such Change of Control.

    (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the purchase of the Series B Preferred Stock in connection with a Change of Control Offer.

    (iv) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the shares of Series B Preferred Stock tendered pursuant to the Change of Control Offer, (B) promptly mail to each Holder of shares so accepted payment in an amount in cash equal to the Change of Control Purchase Price for such Series B Preferred Stock, (C) execute and issue a new Series B Preferred Stock certificate equal to any unpurchased shares of Series B Preferred Stock represented by certificates surrendered and (D) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Series B Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accumulate with respect to the shares of Series B Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

    (v) If the purchase of the Series B Preferred Stock would violate or constitute a default or be prohibited under any of the Existing Debt Indentures or the Existing Preferred Stock, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall, to the extent required to permit such purchase of the Series B Preferred Stock, either (A) repay in full all Indebtedness under the Existing Debt Indentures and effect the termination of any such prohibition under the Existing Preferred Stock, or (B) obtain the requisite consents, if any, under the Existing Debt Indentures and the certificates of designation governing the Existing Preferred Stock required to permit the purchase of the Series B Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

    (i) Conversion or Exchange. Other than as set forth in paragraph (g) above, the Holders of shares of Series B Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

    (j) Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series B Preferred Stock must be in compliance with the terms hereof.

    (k) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

    (l) Certain Additional Provisions.

    (i) Limitation on Incurrence of Additional Indebtedness. The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation and its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness (i) no Voting Rights Triggering Event shall have occurred and be continuing or shall occur as a consequence thereof and (ii) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Corporation's total Indebtedness to the Corporation's Consolidated EBITDA (determined on a pro forma basis for the last four full fiscal quarters of the Corporation for which financial statements are available at the date of determination) is less than 7.0 to 1; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period) to both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Corporation and the inclusion in the Corporation's Consolidated EBITDA of the Consolidated EBITDA of the acquired Person, business, property or assets; and provided further that in the event that the Consolidated EBITDA of the acquired Person, business, property or assets reflects an operating loss, no amounts shall be deducted from the Corporation's Consolidated EBITDA in making the determination described above. Accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will be deemed not to be an incurrence of Indebtedness for purposes of this paragraph (l)(i).

    (ii) Limitation on Restricted Payments. (A) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any

Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto (I) any Voting Rights Triggering Event shall have occurred and be continuing; or (II) the Corporation could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above; or (III) the aggregate amount of Restricted Payments declared or made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors in good faith) exceeds the sum of (x) 100% of the Corporation's Cumulative Consolidated EBITDA minus 1.4 times the Corporation's Cumulative Consolidated Interest Expense, and (y) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Corporation from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock of the Corporation or Capital Stock of the Corporation issued to any Restricted Subsidiary) of the Corporation or any Indebtedness or other securities of the Corporation convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Corporation which have been so converted or exercised or exchanged, as the case may be.

    (B) Notwithstanding the foregoing, these provisions will not prohibit: (I) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (II) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock, (y) through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of, Disqualified Capital Stock that has a redemption date no earlier than, is issued by the Corporation or the same Person as and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired and which Disqualified Capital Stock does not prohibit the payment of dividends other than in cash on the Series B Preferred Stock or the exchange thereof for Exchange Debentures; or (III) any transactions contemplated by the Call Agreement or the Master Agreement.

    (iii) Limitations on Transactions with Affiliates. (A) The Corporation shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate or holder of 10% or more of the Corporation's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Original Issue Date unless (I) such Affiliate Transaction is between or among the Corporation and its Wholly-Owned Subsidiaries; (II) such Affiliate Transaction is between or among the Corporation and any of its Subsidiaries, on the one hand, and the Initial Holder or any of its Affiliates, on the other hand; or (III) the terms of such Affiliate Transaction are fair and reasonable to the Corporation or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Corporation or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause
(I) above the Corporation must obtain a Board Resolution certifying that such Affiliate Transaction complies with clause (III) above. In any Affiliate Transaction involving an amount or having a value in excess of $5,000,000 which is not permitted under clause (I) above, unless such transaction is with a Subsidiary in which no Affiliate has a minority interest, the Corporation must obtain a valuation of the assets subject to such transaction by an Independent Appraiser or a written opinion as to the fairness of such a transaction from an independent investment banking firm or an Independent Appraiser.

    (B) The foregoing provisions shall not apply to (I) any Restricted Payment that is not prohibited by the provisions described in paragraph (l)(ii) above,
(II) any transaction approved by the Board of Directors with an officer or director of the Corporation or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Corporation or of any Subsidiary that are customary for public companies in the broadcasting industry, (III) modifications of the Existing Preferred Stock, or (IV) any transactions contemplated by the Master Agreement.

    (iv) Limitation on Preferred Stock of Restricted Subsidiaries. The Corporation shall not permit any Restricted Subsidiary to issue any Preferred Stock (except to the Corporation or to a Restricted Subsidiary) or permit any Person (other than the Corporation or a Restricted Subsidiary) to hold any such Preferred Stock unless the Corporation or such Restricted Subsidiary would be entitled to incur or assume Indebtedness in compliance with paragraph (l)(i) above in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

    (v) Reports. If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders copies of all annual and quarterly reports and other information which the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

    (m) Exchange.

    (i) Requirements. The outstanding shares of Series B Preferred Stock are exchangeable, in whole or in part, on a pro rata basis, at the option of the Holder, for the New Exchange Debentures to be substantially in the form of Exhibit A to the New Exchange Indenture, a copy of which is on file with the secretary of the Corporation; provided, however, that each partial exchange shall be with respect to shares of Series B

Preferred Stock outstanding with an aggregate Liquidation Preference of not less than $50,000,000 in the case of Initial Holder and $5,000,000 for all other Holders or all such shares remaining outstanding, if less; and provided further that any such exchange prior to January 1, 2007, may only be made if (A) there shall be no contractual impediment to such exchange; (B) such exchange would be permitted under the terms of the Existing Preferred Stock (or any other Preferred Stock of the Company issued to fund the redemption of any Existing Preferred Stock with substantially similar terms as the Existing Preferred Stock so redeemed), to the extent then outstanding, and immediately after giving effect to such exchange, no Default or Event of Default (as defined in the New Exchange Indenture) would exist under the New Exchange Indenture, no default or event of default would exist under the Existing Debt Indentures and no default or event of default under any other material instrument governing Indebtedness outstanding at the time (including Indebtedness incurred to refinance any of the Existing Debt Indentures on substantially comparable terms) would be caused thereby; and (C) the New Exchange Indenture has been qualified under the Trust Indenture Act of 1939, as amended, if such qualification is required at the time of such exchange; and provided further that, anything to the contrary notwithstanding, no such exchange that would cause or result in a violation, default or event of default under the Existing Debt Indentures may be made prior to the earliest of (x) the Expiration Date (as defined in the Stockholder Agreement) or the earliest date upon which shares of Class A Common Stock are accepted and paid for in an Early Tender Offer (as defined in the Stockholder Agreement) and (y) 20 Business Days after the date upon which the Investor (as defined in the Stockholder Agreement) shall have performed its obligation to deliver shares of Series B Preferred Stock (A) to the Corporation in accordance with Section 3.6(b) of the Stockholder Agreement or (B) to the transfer agent for the Class A Common Stock pursuant to Section 3.6(c) of the Stockholder Agreement. The exchange rate shall be $1.00 principal amount of New Exchange Debentures for each $1.00 of Liquidation Preference and accumulated and unpaid dividends of Series B Preferred Stock, including, to the extent necessary, New Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any New Exchange Debenture that is not an integral multiple of $1,000 instead of delivering a New Exchange Debenture in a denomination of less than $1,000.

    (ii) Exchange Procedures. (A) At least 30 days prior to the Exchange Date, the Holder shall give the Corporation written notice by first-class mail, postage prepaid, to the Corporation's principal office, which notice shall state: (I) the Exchange Date, and (II) the number of shares and aggregate Liquidation Preference of the Series B Preferred Stock to be exchanged. On or before the Exchange Date, each Holder of Series B Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares of Series B Preferred Stock. The Corporation shall cause the New Exchange Debentures to be executed on the Exchange Date and, upon surrender of the certificates for any shares of Series B Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation for New Exchange Debentures. In the event that any certificate surrendered pursuant to this paragraph (m) represents shares in excess of those being surrendered for exchange, the Corporation shall issue a new certificate representing the unexchanged portion of shares of Series B Preferred Stock. Dividends on the shares of Series B Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Series B Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of New Exchange Debentures. The Corporation shall pay interest on the New Exchange Debentures from the Exchange Date whether or not certificates for shares of Series B Preferred Stock are surrendered for exchange on such Exchange Date.

    (B) If notice has been given as aforesaid, and if before the Exchange Date
(I) the New Exchange Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (II) all New Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the New Exchange Indenture with irrevocable instructions to authenticate the New Exchange Debentures necessary for such exchange, then the rights of the Holders of Series B Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive New Exchange Debentures and, if the Corporation so elects, cash in lieu of any New Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the New Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such New Exchange Debentures as of the Exchange Date.

    (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (m), the Corporation shall not be obligated to exchange the Series B Preferred Stock for New Exchange Debentures if such exchange, or any term or provision of the New Exchange Indenture or the New Exchange Debentures, or the performance of the Corporation's obligations under the New Exchange Indenture or the New Exchange Debentures, shall violate any applicable law or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

    (n) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

         "Affiliate" means, for any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to the Corporation, Affiliate will also include any Permitted Holders or Persons controlled by the Permitted Holders.

         "Affiliate Transaction" shall have the meaning ascribed to it in paragraph (l)(iii) hereof.

         "Asset Sale" means the sale, transfer or other disposition (other than to the Corporation or any of its Restricted Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $2,000,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary other than in a transaction where the Corporation or a Restricted Subsidiary receives therefor one or more media properties with a fair market value equal to the fair market value of the Capital Stock issued, transferred or disposed of by the Corporation or the Restricted Subsidiary (with such fair market values being determined by the Board of Directors), (b) all or substantially all of the assets of the Corporation or of any Restricted Subsidiary, (c) real property or (d) all or substantially all of the assets of any media property, or part thereof, owned by the Corporation or any Restricted Subsidiary, or a division, line of business or comparable business segment of the Corporation or any Restricted Subsidiary; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Corporation or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary, or the sale of all or substantially all of the assets of the Corporation or a Restricted Subsidiary in a transaction complying with (f)(ii), in which case only the assets not so sold shall be deemed an Asset Sale.

         "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

         "Board Resolution" means a copy of a resolution certified pursuant to an Officers' Certificate to have been duly adopted by the Board of Directors of the Corporation and to be in full force and effect.

         "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

         "Call Agreement" means the Call Agreement, dated as of November 7, 2005, as from time to time amended, modified or supplemented.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person

         "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

         "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

         "Certificate of Incorporation" shall have the meaning ascribed to it in the first paragraph of this Resolution.

         A "Change of Control" of the Corporation will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting power of the Corporation's Common Stock, (ii) any Person (including a Person's Affiliates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Corporation's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Corporation than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation, (iii) there shall be consummated any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which the Common Stock of the Corporation would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Common Stock of the Corporation outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the Common Stock of the surviving corporation immediately after such consolidation or merger, (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors or (v) any "change in control" occurs (as defined at such time) with respect to the Existing Preferred Stock or any issue of Disqualified Capital Stock other than one to a Permitted Holder.

         "Change of Control Date" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

         "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

         "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h)(ii)(B) hereof.

         "Change of Control Purchase Price" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

         "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of the Corporation.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

         "Common Stock Trading Price" on any date means, with respect to the Class A Common Stock, the Closing Price for the Class A Common Stock on such date. The "Closing Price" on any date shall mean the last sale price for the Class A Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

         "Communications Act" means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

         "Company Stock Purchase Agreement" means the Company Stock Purchase Agreement, dated as of November 7, 2005, as from time to time amended, modified or supplemented.

         "Consolidated EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on the Existing Preferred Stock and any Redeemable Dividends in each case only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Restricted Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

         "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, Redeemable Dividends, whether paid or accrued, on Subsidiary Preferred Stock, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, all time brokerage fees relating to financing of radio or television stations which the Corporation has an agreement or option to acquire, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Corporation).

         "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Existing Notes) shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Restricted Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

         "Conversion Price" has the meaning ascribed to it in paragraph (g)(v) hereof.

         "Conversion Shares" means (i) the number of shares of Class A Common Stock or (ii) in the case of the Initial Holder only, if the Initial Holder determines in its sole discretion that it is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of its shares of Series B Preferred Stock, the number of shares of non-voting Common Stock of the Corporation (which upon disposition by the Initial Holder shall automatically be converted into shares of Class A Common Stock) into which the Series B Preferred Stock is from time to time convertible.

         "Corporation" shall have the meaning ascribed to it in the first paragraph of this Resolution.

         "Credit Facility" means, with respect to the Corporation or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to a special purpose, bankruptcy remote entity formed to borrow from such lender against such receivables or inventory) or trade letters of credit, in each case together with any amendments, amendments and restatements or modifications thereof or extensions, revisions, refinancings or replacements thereof by one or more lenders or a syndicate of lenders.

         "Cumulative Consolidated EBITDA" means, with respect to any Person, as of any date of determination, Consolidated EBITDA from the Issue Date to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

         "Cumulative Consolidated Interest Expense" means, with respect to any Person, as of any date of determination, Consolidated Interest Expense plus any cash dividends paid on Senior Securities or Parity Securities not already reflected in Consolidated Interest Expense, in each case from the Issue Date to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

         "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to December 31, 2013. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary, (ii) any Preferred Stock of the Corporation, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Corporation is obligated to pay current dividends or distributions in cash during the period prior to December 31, 2013; and (iii) as long as the Series B Preferred Stock remains outstanding, Senior Securities and Parity Securities; provided, however, that (i) Preferred Stock of the Corporation or any Restricted Subsidiary that is issued with the benefit of provisions requiring the Corporation to make an offer to purchase such Preferred Stock in the event of a change of control of the Corporation or Restricted Subsidiary shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions, and (ii) the Existing Preferred Stock and the Series B Preferred Stock, as in effect on the Issue Date, shall not be considered Disqualified Capital Stock.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Date" means the date of the original issuance of the New Exchange Debentures.

         "Existing Debt Indentures" means the indentures dated as of July 12, 2001, January 14, 2002, and January 12, 2004, among the Corporation, the subsidiary guarantors party thereto and The Bank of New York, as trustee, which govern the Existing Notes, and the Existing Exchange Indenture and any one or more indentures, credit agreements or similar instruments under which Indebtedness in compliance with Section 3.9 of the Stockholder Agreement is issued to Refinance any of the foregoing.

         "Existing Exchange Debentures" means the 13 1/4% Exchange Debentures due 2006 (if issued) issued under the Existing Exchange Indenture.

         "Existing Exchange Indenture" means the indenture, dated June 10, 1998, between the Corporation, the guarantors thereto, and The Bank of New York, as trustee, which governs the Existing Exchange Debentures.

         "Existing Notes" means the 10 3/4% Senior Subordinated Notes due 2008, 12 1/4% Senior Subordinated Discount Notes due 2009 and Senior Secured Floating Rate Notes due 2010 issued under the Existing Debt Indentures.

         "Existing Preferred Stock" means the 14 1/4% Cumulative Junior Exchangeable Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, of which 49,610 shares are outstanding as of the Issue Date, and any additional shares issued as payment of dividends thereon; and the 9 3/4% Series A Convertible Preferred Stock, $.001 par value, with a liquidation preference of $10,000 per share, of which 15,162 shares are outstanding as of the Issue Date, and any additional shares issued as payment of dividends thereon.

         "Extraordinary Cash Dividend" means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

         "Fair Market Value" of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm's-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

         "FCC" means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

         "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

         "Holder" means a holder of shares of Series B Preferred Stock as reflected in the stock books of the Corporation.

         "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

         "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables and other accrued liabilities arising in the ordinary course of business, including, without limitation, any and all programming broadcast obligations) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included, (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) in the case of the Corporation, Disqualified Capital Stock of the Corporation or any Restricted Subsidiary and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or contingent obligations arising out of customary indemnification agreements with respect to the sale of assets or securities shall not be deemed to be "Indebtedness" of the Corporation or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

         "Independent Appraiser" means an appraiser of national reputation in the United States (i) which does not, and whose directors, executive officers and Affiliates do not, have a direct or indirect financial interest in excess of 5% of fully diluted outstanding voting securities of the Corporation at the time of determination and (ii) which, in the judgment of the Corporation, is independent from the Corporation as evidenced by an Officer's Certificate.

         "Initial Holder" means NBC Palm Beach Investment I, Inc.

         "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

         "Investment" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and repurchases or redemptions of the Existing Notes, the Existing Exchange Debentures, the Existing Preferred Stock or the Series B Preferred Stock by the Corporation.

         "Investment Agreement" means the Amended and Restated Investment Agreement, dated November 7, 2005, entered into by the Corporation and the Initial Holder, as such agreement may be amended, modified or supplemented from time to time.

         "Investor Call Right Termination" has the meaning set forth in the Call Agreement.

         "Issue Date" means October 1, 2005.

         "Issue Price" means $10,000 per share for the shares of Series B Preferred Stock.

         "Junior Securities" shall have the meaning ascribed to it in paragraph
    (b) hereof.

         "Leverage Ratio" means, for any Person, the ratio of (i) the sum of the principal amount, or aggregate liquidation preference, of Indebtedness, Senior Securities and Parity Securities of such Person plus, without duplication, an amount equal to accumulated and unpaid interest or dividends thereon, as the case may be, as of the date of determination, to its (ii) Consolidated EBITDA (determined on a pro forma basis for the last four full fiscal quarters of such Person for which financial statements are available at the date of determination).

         "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "Liquidation Preference" shall have the meaning ascribed to it in paragraph (a) hereof.

         "Master Agreement" means the Master Transaction Agreement, dated as of November 7, 2005, by and among the Corporation, the Initial Holder, Lowell
    W. Paxson and certain of their respective Affiliates, as such agreement may be amended, modified or supplemented from time to time.

         "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Corporation or an Asset Sale, the aggregate net proceeds received by the Corporation, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Corporation which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Corporation upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Corporation in connection therewith).

         "New Exchange Debentures" shall mean the Convertible Exchange Debentures due 2009 (if issued) issuable under the New Exchange Indenture.

         "New Exchange Indenture" shall have the meaning ascribed to it in paragraph (f)(i)(C) hereof.

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

         "Officers' Certificate" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

         "Opinion of Counsel" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".

         "Original Issue Date" means September 15, 1999.

         "Parity Securities" shall have the meaning ascribed to it in paragraph
    (b) hereof.

         "Permitted Holders" means (a) collectively Lowell W. Paxson or any Paxson Estate Planning Affiliates, as that term is defined in the Stockholder Agreement, and (b) the Initial Holder or any of its Affiliates.

         "Permitted Indebtedness" means, without duplication, each of the following:

              (i) Indebtedness under the New Exchange Debentures and the guarantees related thereto, including any New Exchange Debentures issued in accordance with the New Exchange Indenture as payment of interest on the New Exchange Debentures;

              (ii) Indebtedness under the Existing Exchange Debentures and the guarantees related thereto, including any Existing Exchange Debentures issued in accordance with the Existing Exchange Indenture as payment of interest on the Existing Exchange Debentures;

              (iii) Indebtedness incurred pursuant to any Credit Facility in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

              (iv) all other Indebtedness of the Corporation and its Restricted Subsidiaries outstanding on the Issue Date, including, without limitation, the Existing Notes, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

              (v) Obligations under Interest Rate Agreements of the Corporation covering Indebtedness of the Corporation or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to protect the Corporation and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with paragraph (l)(i) hereof to the extent the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreement relates;

              (vi) Indebtedness of a Restricted Subsidiary to the Corporation or to a Restricted Subsidiary for so long as such Indebtedness is held by the Corporation or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Corporation or a Restricted Subsidiary; provided that if as of any date any Person other than the Corporation or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

              (vii) Indebtedness of the Corporation to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that (a) any Indebtedness of the Corporation to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Corporation's Obligations under the New Exchange Indenture and the New Exchange Debentures and (b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Corporation;

              (viii) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Corporation's consolidated total assets at any one time;

              (ix) Refinancing Indebtedness; and

              (x) Additional Indebtedness of the Corporation in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.

         "Permitted Investments" means, for any Person, Investments made on or after the Issue Date consisting of:

              (i) Investments by the Corporation, or by a Restricted Subsidiary, in the Corporation or a Restricted Subsidiary;

              (ii) Cash Equivalents;

              (iii) Investments by the Corporation, or by a Restricted Subsidiary, in a Person (or in all or substantially all of the business or assets of a Person) if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary or (c) such business or assets are owned by the Corporation or a Restricted Subsidiary;

              (iv) loans and advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Corporation or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million to any one employee and $5.0 million in the aggregate at any one time outstanding;

              (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

              (vi) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Corporation or a Restricted Subsidiary or in satisfaction of judgments;

              (vii) an Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale;

              (viii) Investments in connection with time brokerage and other similar agreements with independently owned broadcast properties, including options to purchase such broadcast properties;

              (ix) Investments primarily for the purpose of acquiring programming, not to exceed an aggregate of $25.0 million outstanding at any one time;

              (x) accounts receivable of the Corporation and its Restricted Subsidiaries generated in the ordinary course of business;

              (xi) any transaction where the consideration provided by the Corporation or any Restricted Subsidiary in connection with such Investment consists solely or principally of broadcast air time, not to exceed an aggregate of $5.0 million in any one year; and

              (xii) other Investments of the Corporation and its Restricted Subsidiaries that do not exceed $75.0 million outstanding at any one time in the aggregate, provided that such Investments are related to the business in which the Corporation or any Restricted Subsidiary was engaged on the Issue Date or any related or ancillary business.

         "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

         "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

         "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

         "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

         "Redemption Date" shall have the meaning ascribed to it in subparagraph
    (e)(iii) hereof.

         "Redemption Notice" shall have the meaning ascribed to it in subparagraph (e)(iii) hereof.

         "Redemption Price" means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

         "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, or to amend the terms of, such security or Indebtedness, in whole or in part, for any amount up to and including the greater of the redemption price of such security or Indebtedness pursuant to the terms of such security or Indebtedness or the face value of such security or Indebtedness on the date of any such refinancing, plus (without duplication) the amount of any accrued dividends on such security or interest on such Indebtedness, the amount of any premium required to be paid under the terms of such security or Indebtedness and the amount of reasonable expenses incurred by the Corporation in connection with such transaction; provided, however, that if any security or Indebtedness which is Refinanced or issued in connection with a Refinancing is exchangeable or exercisable for or convertible into shares of Class A Common Stock, such security or Indebtedness shall not be so exchangeable, exercisable or convertible until the earlier of the closing of the Tender Offer (as such term is defined in the Stockholder Agreement) or the end of the Restricted Period. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Indebtedness" means any refinancing by the Corporation or any Restricted Subsidiary of Indebtedness that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Corporation in connection with such refinancing) or (ii) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that if such Indebtedness being Refinanced is subordinate or junior to the New Exchange Debentures, then such Refinancing Indebtedness shall be subordinate to the New Exchange Debentures at least to the same extent and in the same manner as the Indebtedness being Refinanced.

         "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Parity Securities or Junior Securities, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Securities, or any warrants, rights or options to acquire shares of Junior Securities, other than through the exchange of such Junior Securities or any warrants, rights or options to acquire shares of any class of such Junior Securities for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock,
    (iii) the making of any Investment (other than a Permitted Investment), (iv) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the fair market value of such Subsidiary utilizing standard valuation methodologies and approved by the Board of Directors, excluding any such Subsidiary with a fair market value equal to or less than $500, or
    (v) forgiveness of any Indebtedness of an Affiliate of the Corporation to the Corporation or a Restricted Subsidiary.

         "Restricted Period" means the period commencing on November 7, 2005 and ending on the earlier of the Call Closing (as such term is defined in the Call Agreement) or the date of the Investor Call Right Termination.

         "Restricted Subsidiary" means a Subsidiary of the Corporation other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Corporation existing as of the Issue Date. The Board of Directors of the Corporation may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Corporation could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (l)(i) above.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Senior Securities" shall have the meaning ascribed to it in paragraph
    (b) hereof.

         "Series B Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

         "Stockholder Agreement" means the Amended and Restated Stockholder Agreement, dated as of November 7, 2005, by and among the Corporation, the Initial Holder and certain Affiliates of the Corporation, as such agreement may be amended, modified or supplemented from time to time.

         "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

         "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Corporation which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is not in violation of the covenant set forth under paragraph (l)(i) above. The transfer agent for the Series B Preferred Stock shall be given prompt notice by the Corporation of each resolution adopted by the Board of Directors under this provision, together with a copy of each such resolution adopted.

         "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "Wholly-Owned Subsidiary" means any Restricted Subsidiary all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Corporation.

    IN WITNESS WHEREOF, said Paxson Communications Corporation has caused this Certificate to be signed this 7th day of November, 2005.



                                 PAXSON COMMUNICATIONS CORPORATION


                                 By: /s/ Dean M. Goodman
                                    ------------------------
                                 Name:  Dean M. Goodman
                                 Title: President and Chief Operating Officer